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                                                                     EXHIBIT 4.2


                                ESCROW AGREEMENT


                 ESCROW AGREEMENT, made this _____ day of ___________, 1996, by and among each of the shareholders (the "Stockholders" or "Stockholder") of Xybernaut Corporation, a Delaware corporation, Xybernaut Corporation (the "Company"), Royce Investment Group, Inc. (the "Representative") and Continental Stock Transfer & Trust Company (the "Escrow Agent").

                 WHEREAS, the Stockholders are the record and beneficial owners of Common Stock, par value $.01 per share, of the Company, as more fully reflected on Exhibit A hereto, all of which are "restricted securities" as defined under the Securities Act of 1933, as amended (the "1933 Act");

                 WHEREAS, the Company and the Representative of the several underwriters (the "Underwriters") intend to enter into an Underwriting Agreement (the "Underwriting Agreement"; certain terms used herein which are not defined herein and which are defined in the Underwriting Agreement are used herein as therein defined) pursuant to which the Company will sell Units, each Unit consisting of one share of Common Stock, par value $.01 per share (the "Common Stock") and one Warrant (a "Warrant") in a public offering pursuant to the registration provisions of the 1933 Act;

                 WHEREAS, as a condition to closing the proposed initial public offering of the Company (the "Offering"), the Representative has required the Stockholders to deposit an aggregate of 1,800,000 shares of Common Stock of the Company, on a pro rata basis, owned by such Stockholders in escrow with the Escrow Agent (the "Escrow Shares"); and

                 WHEREAS, the Stockholders wish to deposit their pro rata share of the Escrow Shares in escrow in order to fulfill the requirements of the Underwriting Agreement.

                 NOW, THEREFORE, in consideration of the premises and of the mutual covenants, terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:

                 Section 1.  Designation and Deposit of Escrow Shares.

                        a. The Escrow Shares of the Company to be deposited in escrow pursuant to this Agreement consist of 1,800,000 shares of Common Stock and are owned of record by the Stockholders identified on Exhibit A attached hereto.

                        b. On or before the date on which the Securities and Exchange Commission declares the Company's Registration Statement on Form SB-2 (Reg. No. 333-4156) effective under the 1933 Act (the "Effective Date"), the Stockholders shall deliver to the Escrow Agent any and all certificates representing the Escrow Shares and a stock power endorsed in blank. Promptly after the effective date of the Offering, the Escrow Agent shall deliver a receipt therefor and a new certificate representing the Stockholder's nonescrowed shares of Common Stock to the Stockholder.
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                 Section 2.  Title of Escrow Account.  All certificates
representing the Escrow Shares delivered to the Escrow Agent pursuant to this Agreement shall be deposited on the Effective Date by the Escrow Agent in an account designated substantially as follows: "Xybernaut Corporation Stock Certificate Escrow Account" (the "Escrow Account").

                 Section 3.  Transfer of Escrow Shares During Escrow Period.

                        a. During the Escrow Period (hereinafter defined) none of the Escrow Shares deposited in the Escrow Account shall be sold, pledged, hypothecated or otherwise transferred or delivered out of the Escrow Account except as follows:

                             i.            Transfers by operation of law
                        occasioned by the death or incapacity of the Stockholder shall be recorded upon presentation to the Company by the personal representative or guardian of a deceased or incapacitated Stockholder of appropriate documents regarding the necessity for transfer and of which transfer the Company has notified the Escrow Agent and the Representative; or

                             ii.           Transfers of ownership of
                        certificates representing the Escrow Shares deposited to the Escrow Account for which the Representative has reviewed the terms of the proposed transfer, imposed any requirement and restriction which it may deem necessary and appropriate and consented in writing to such transfer and so notified the Escrow Agent of such consent.

                        b. During the Escrow Period all Stockholders and owners of the Escrow Shares, certificates for which have been deposited to the Escrow Account, shall remain subject to the restrictions imposed hereby, including those persons, if any, who become holders, by any means provided herein, of the Escrow Shares during the Escrow Period.

                 Section 4.  Duration of Escrow Period.

                        a. The Escrow Period shall commence on the Effective Date and shall terminate 60 days after the filing by the Company of financial statements in a Form 10-QSB for the quarter ending September 30, 1999 pursuant to the Securities Exchange Act of 1934, as amended.

                        b. This Agreement shall be of no force or effect in the event the Underwriting Agreement is not executed on the Effective Date in accordance with its terms.

                 Section 5. Receipt of Distributions and Dividends. During the term of the Escrow Period, if the Company issues any distributions, dividends, rights or other property with respect to the Common Stock, or in the event of a share split, recapitalization, merger, acquisition, spinoff or other transaction affecting the capitalization of the Company then, in such event, the Company shall be authorized to send evidence of such distributions, dividends, rights, share





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certificates or other property directly to the Escrow Agent, which is hereby authorized to hold and retain possession of all such evidences of distributions, dividends, rights or other property until termination of the Escrow Period in accordance with Section 6 below. In the event the Escrow Shares are distributed to the Stockholders pursuant to Section 6(a) below, then the Escrow Agent will distribute evidences of such distributions, dividends, rights, Common Stock or other property in the form the Escrow Agent received such distributions, dividends, rights, Common Stock or other property from the Company. In the event the Escrow Period terminates pursuant to Section 6(b) below, the Escrow Agent is hereby authorized, empowered and instructed to deliver all such evidences of distributions, dividends, rights, Common Stock or other property to the Company, which is hereby authorized to cancel the same on the books of the Company at the time of receipt thereof from the Escrow Agent.

                 Section 6.  Release and Delivery of Escrow Shares.

                 Shares of the Escrow Stock shall be released in the following amounts and at the following times:

                 A.     300,000 shares on ____________, 1997 which shall be
returned to the shareholders if for the twelve months ending September 30, 1997 the Company achieves gross revenues of at least $20,000,000 and a net loss, if any, not in excess of $500,000 (the "1997 Performance Target") or, if the Company fails to achieve the 1997 Performance Target, to the Company for cancellation in accordance with the terms hereof.

                 B.     750,000 shares on ____________, 1998 which shall be
returned to the shareholders if for the twelve months ending September 30, 1998 the Company achieves gross revenues of at least $45,000,000 and earnings per share of at least $1.00 (the "1998 Performance Target") or, if the Company fails to achieve the 1998 Performance Target, to the Company for cancellation in accordance with the terms hereof.

                 C.     750,000 shares on ____________, 1999 which shall be
returned to the shareholders if for the twelve months ending September 30, 1999 the Company achieves gross revenues of at least $90,000,000 and earning per share of at least $1.25 (the "1999 Performance Target") or, if the Company fails to achieve the 1999 Performance Target, to the Company for cancellation in accordance with the terms hereof.

                         Notwithstanding the foregoing, if at any time the
                 closing bid price of the Common Stock reported on the Nasdaq SmallCap Market equals or exceeds $11.00 per share for 25 consecutive trading days or for 30 out of 35 consecutive trading days, all Escrow Shares then remaining in the Escrow Account will be released from the Escrow Account and returned to the Stockholders.

                        c. The determination of gross revenues, net loss and/or earnings per share by the Company for the 1997 Period, the 1998 Period and 1999 Period shall be solely the responsibility of the Company and the Representative, and the Escrow Agent shall





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                 have no liability or responsibility therefor.  The
                 determination of gross revenues, net loss and/or earnings per share shall be made in accordance with generally accepted accounting principles, unaudited for the twelve-month period ending September 30 based upon the financial statements filed by the Company with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, shall be based on fully diluted earnings per share, and exclude extraordinary items and shares issued pursuant to Underwriters' Unit Purchase Option. Further, the Company and the Representative agree that any expense or charge to be incurred by the Company as a result of the release of the Escrow Shares to the Stockholders shall be excluded from the detriments of the Performance Targets.

                 Section 7. Voting Rights. During the Escrow Period, the Stockholder, or any transferee receiving all or a portion of the Escrow Shares pursuant to Section 3 herein, shall have the right to vote the Escrow Shares in the Escrow Account at any and all shareholder meetings without restriction.

                 Section 8. Limitation of Liability of Escrow Agent. In acting pursuant to this Agreement, the Escrow Agent shall be protected fully in every reasonable exercise of its discretion and shall have no obligation hereunder to either the Stockholders or to any other party except as expressly set forth herein. In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to any person for any damages, losses or expenses, except for willful default or negligence and it shall, accordingly, not incur any such liability with respect to (1) any action taken or omitted in good faith upon advice of its counsel, counsel for the Company or counsel for the Representative given with respect to any question relating to the duties and responsibilities of the Escrow Agent under this Agreement, and (2) any action taken or omitted in reliance upon any instrument, including written notices provided for herein, not only to its due execution and validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed and presented by a proper person or persons and to be in compliance with the provisions of this Agreement.

                 Section 9. Indemnification. The Company, the Representative and the Stockholders shall indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursements, which may be imposed upon the Escrow Agent or incurred by the Escrow Agent in connection with its acceptance of appointment as Escrow Agent or the performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof.

                 Section 10. Payment of Fees. The Company shall be responsible for all reasonable fees and expenses of the Escrow Agent incurred by it in the course of performing hereunder.

                 Section 11. Change of Escrow Agent. In the event the Escrow Agent notifies the Company and the Representative that its acceptance of the duties of Escrow Agent has been





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terminated by the Escrow Agent, or in the event the Escrow Agent files for protection under the United States Bankruptcy Code or is liquidated or ceases operations for any reason, the Company and the Representative shall have the right to jointly designate a replacement Escrow Agent who shall succeed to the rights and duties of the Escrow Agent hereunder. Any such replacement Escrow Agent shall be a trust or stock transfer company experienced in stock transfer, escrow and related matters and shall have a minimum net worth of $1 million. Upon appointment of such successor Escrow Agent, the Escrow Agent shall be discharged from all duties and responsibilities hereunder.

                 Section 12. Notices. All notices, demands or requests required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered mail or certified mail, return receipt requested and postage prepaid, or by tested telex, telegram or cable to, in the case of the Stockholder, the address as set forth in the records of the Escrow Agent;

                 In the case of the Representative to:

                        Royce Investment Group, Inc.
                        199 Crossways Park Drive
                        Woodbury, New York 11797
                        Attention:     John D. Higgins

                 With a copy to:

                        Robert W. Walter, Esq.
                        Berliner Zisser Walter & Gallegos, P.C.
                        1700 Lincoln St., #4700
                        Denver, CO 80203

                 In the case of the Escrow Agent to:

                        Continental Stock Transfer & Trust Company
                        2 Broadway
                        New York, New York 10004

                 In the case of the Company to:

                        Xybernaut Corporation
                        12701 Fair Lakes Circle, Suite 550
                        Fairfax, Virginia 22033





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                 With a copy to:

                        Mario V. Mirabelli, Esq.
                        Baker & Hostetler
                        1050 Connecticut Avenue, N.W., Suite 1100
                        Washington, D.C.  20036

                 Section 13. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement. Facsimile signatures shall be accepted by the parties hereto as original signatures for all purposes.

                 Section 14. Governing Law. The validity, interpretation and construction of this Agreement and of each part hereof shall be governed by the laws of the State of New York.

                 IN WITNESS WHEREOF, the Stockholders, the Company, the Representative and the Escrow Agent have executed this Escrow Agreement on the day and year first above written to be effective as of the Effective Date.


                                     CONTINENTAL STOCK TRANSFER &
                                     TRUST COMPANY


                                     By:
                                        -------------------------
                                     Title:
                                           ----------------------

                                     XYBERNAUT CORPORATION


                                     By:
                                        -------------------------
                                     Title:
                                           ----------------------

                                     ROYCE INVESTMENT GROUP, INC.


                                     By:
                                        -------------------------
                                     Title:
                                           ----------------------

                                     THE STOCKHOLDERS:



                                     ----------------------------
                                     Edward G. Newman





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                                      Manassas Bay Trust

                                      By:
                                         -------------------------------
                                      Title:
                                            ----------------------------



                                      ----------------------------------
                                      John F. Moynahan



                                      ----------------------------------
                                      Lt. Gen. Harry E. Soyster (Ret.)



                                      ----------------------------------
                                      James J. Ralabate



                                      ----------------------------------
                                      Keith P. Hicks



                                      ----------------------------------
                                      Steven A. Newman, M.D.



                                      ----------------------------------
                                      Phillip E. Pearce


                                      ----------------------------------
                                      Jacques Rebibo



                                      ----------------------------------
                                      Eugene J. Amobi



                                      ----------------------------------
                                      Frances C. Newman





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